UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 17, 2015

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 4, 2015, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report primarily over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We encourage you to vote via the Internet and follow the links to our proxy statement and annual report, which are both available at www.proxyvote.com.

For those stockholders who have elected to receive their proxy materials in the mail, please review our proxy statement and annual report and vote via the Internet, by telephone or using your proxy card.

Your vote is important to us. Please review your proxy materials carefully and send in your vote today.

Thank you for your support.

Sincerely,

MARK S. SIEGEL Chairman of the Board	WILLIAM ANDREW HENDRICKS, JR. President and Chief Executive Officer

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2015

The 2015 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 4, 2015, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060 (the “Meeting”), for the following purposes:

•	to elect seven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers;

•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2015; and

•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 7, 2015 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares via the Internet, by telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER

General Counsel and Secretary

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 4, 2015

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

450 Gears Road, Suite 500

Houston, Texas 77067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), has made this proxy statement and its 2014 annual report to stockholders available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April 20, 2015. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2015 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 4, 2015, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, or at any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 20, 2015.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2015; and

•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone, in time to be counted for the meeting;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson Shareholder Communications Inc., 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 7, 2015 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 7, 2015, there were 146,446,701 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 7, 2015 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067, for the 10 days prior to, and at, the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 7, 2015 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm is generally considered a routine matter, whereas the election of directors and advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected. Abstentions will have no effect with respect to the election of directors. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when concluding such member should be nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors, except for Mr. Cloyce A. Talbott whom after more than 50 years in the oil and gas industry, more than 35 of which have been with Patterson-UTI, has chosen to retire effective at the Meeting. Mr. Talbott, more than any other person, has been instrumental in the growth of Patterson-UTI to what it is today, and the Board is grateful to him for his many services to Patterson-UTI. As a result of the retirement, the Board of Directors expects to reduce the size of the Board to seven members effective at the Meeting.

Name	Age	Position
Mark S. Siegel	64	Chairman of the Board and Director
Kenneth N. Berns	55	Senior Vice President and Director
Charles O. Buckner	70	Director
Michael W. Conlon	68	Director
Curtis W. Huff	57	Director
Terry H. Hunt	66	Director
Tiffany J. Thom	42	Director

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

In particular, with regard to Mr. Siegel, the Board of Directors considered his broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for 20 years of both Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

With regard to Mr. Berns, the Board of Directors considered his more than 30 years of financial, mergers and acquisitions and transactional experience, including 20 years in the oil and gas industry. This experience and background provides perspective on the cyclical nature of the oil and gas industry and allows Mr. Berns to provide valuable direction with respect to Patterson-UTI’s financial affairs, corporate transactions and strategic decisions.

With regard to Mr. Buckner, the Board of Directors considered his service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s U.S. energy practice.

With regard to Mr. Conlon, the Board of Directors considered his more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

With regard to Mr. Huff, the Board of Directors considered his background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oil-

field service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

With regard to Mr. Hunt, the Board of Directors considered his over 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

With regard to Ms. Thom, the Board of Directors considered her more than 20 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Thom’s prior executive management experience, including most recently as executive vice president and chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s U.S. energy practice. Mr. Buckner served as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico from 2009 to 2014, Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon currently acts as Secretary to the Board of Directors of The Men’s Wearhouse Inc., a specialty retailer of men’s apparel and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of

America, where he graduated magna cum laude, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff was Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006, and he was a senior advisor to that firm from 2012 to February 2015. Mr. Huff also serves as Chairman of Impact Fluid Solutions LLC, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is a Vice Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas, and a member of the board of directors of the Houston Food Bank.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Tiffany J. Thom — Ms. Thom has served as a director of Patterson-UTI since August 2014. Ms. Thom served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Thom began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Thom was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Thom was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Thom has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regu-

larly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met 11 times during the year ended December 31, 2014. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board during his or her service and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt and Ms. Thom are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Mr. Conlon retired in January 2012 as partner of a law firm that has provided legal services to the Company. The Board has determined that these transactions are not material to such firm, Patterson-UTI or Mr. Conlon and that such transactions do not affect his independence under applicable rules and regulations.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Berns and Huff, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Thom, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff and Ms. Thom are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held five meetings during the year ended December 31, 2014. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon and Huff, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held six meetings during the year ended December 31, 2014. Please see

“Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chairman), Buckner and Huff, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2014.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2016 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 5, 2016 and not later than March 6, 2016; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 4, 2016, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional back-

ground, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Values” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 450 Gears Road, Suite 500, Houston, Texas 77067.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors at the time of the 2014 annual meeting of stockholders attended the meeting either in person or by telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct for its employees, officers and directors;

•	Code of Business Conduct and Ethics for Senior Financial Executives; and

•	Global Anticorruption Policy.

PROPOSAL NO. 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•	providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock, stock options and performance units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to performance;

•	using a team-based compensation model for our senior executives;

•	reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;

•	awarding stock options and performance units, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;

•	awarding stock options, performance units and restricted stock with vesting periods of three years; and

•	establishing stock ownership guidelines.

The compensation program for the Named Executive Officers has also been modified for 2015 to reduce the bonus and equity compensation potential for Mr. Siegel, our executive Chairman, given a transition in the roles of Mr. Siegel and Mr. Hendricks, our CEO. The nature and rationale for such changes are described in greater detail under “Compensation Discussion and Analysis – Basic Compensation Philosophy and Executive Summary”.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2015 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.    Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2015, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.    Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position
William Andrew Hendricks, Jr.	50	President and Chief Executive Officer
John E. Vollmer III	59	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
Seth D. Wexler	43	General Counsel and Secretary
James M. Holcomb	52	President — Patterson-UTI Drilling Company LLC

William Andrew Hendricks, Jr. — Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger Limited, a global provider of oilfield services. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

Seth D. Wexler — Mr. Wexler has served as General Counsel and Secretary of Patterson-UTI since August 2009. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this Compensation Discussion and Analysis (“CD&A”), all references to the “top four Named Executive Officers” refer to Mr. Hendricks (our current Chief Executive Officer) and Messrs. Siegel, Vollmer and Berns, except for periods prior to 2012 in which case the term refers to our former Chief Executive Officer and Messrs. Siegel, Vollmer and Berns.

Basic Compensation Philosophy and Executive Summary

Compensation at Patterson-UTI has always been tied to our company’s performance. Incentive compensation, both in the form of short-term cash and long-term equity, is determined primarily using Patterson-UTI financial performance, total shareholder return and total shareholder return relative to our peer group, but also measures of safety and operating performance and achievement of strategic goals. In 2014, approximately 94% of total compensation of the top four Named Executive Officers was variable or incentive-based, tied to these performance measures. Two-thirds of that compensation value represents non-cash grants of equity, options and performance units, the value of which is calculated and reported at the time of grant, but the ultimate realizable value to our top four Named Executive Officers is directly determined by the future performance of our stock. In addition, because of the variable nature of this compensation, the ultimate value to the executive is directly correlated to the value provided to our stockholders.

The variable compensation provided to our executive management is considered and measured on an absolute basis or relative to peers, or both. Our Compensation Committee engages in a rigorous annual review of the market, our performance against targets and peers and the specific goals and objectives that we seek to achieve with our compensation program. The Compensation Committee also engages in a focused analysis of the performance of each of the key members of executive management and how our compensation program is designed and works with their particular circumstances and contributions. Our annual compensation review and the related grants and allocation of the various components of compensation are based on industry and peer data, targeted performance objectives, a balanced allocation of incentives for both short and long-term performance and individual and team objectives.

Patterson-UTI has also operated for many years based on a team approach to compensation for its executive management team. Patterson-UTI has had both an active Chairman and Chief Executive Officer for more than the past ten years and overall compensation for the top four Named Executive Officers has been based on this team concept. Mr. Siegel’s role has historically been that of managing the executive management team, focusing on long-term strategic planning and initiatives, Board focus and direction, and support to Patterson-UTI’s Chief Executive Officer, both internally and externally. In April 2012, Patterson-UTI brought in Mr. Hendricks to succeed Patterson-UTI’s prior CEO upon his retirement. Mr. Hendricks became Patterson-UTI’s CEO in October 2012. A key responsibility of Mr. Siegel has been to provide a smooth transition for Mr. Hendricks and facilitate his successful integration into Patterson-UTI.

With the continuing success of Mr. Hendricks in his role as CEO, Mr. Siegel, as Chairman, and the Board have jointly determined that the role of the Executive Chairman should begin to be reduced. Accordingly, beginning in 2015, Mr. Siegel, the Compensation Committee and the Board agreed that it would be appropriate to reduce his compensation to reflect the increased role of Mr. Hendricks and the reduced role of Mr. Siegel. As a result, for 2015, Mr. Siegel’s share of the team’s overall compensation package has been reduced by approximately 40%, with the expectation that the percentage allocable to Mr. Siegel will decrease further over time. In addition, in recognition of the reduced percentage allocable to Mr. Siegel, the overall Adjusted EBITDA bonus pool has also been reduced to reflect the lower percentage allocable to Mr. Siegel and to reduce overall compensation costs for Patterson-UTI on a dollar-for-dollar basis. Using this reduced percentage would have resulted in 2014 in a more than $1 million reduction in Mr. Siegel’s cash compensation, and a more than $2.5 million reduction in the equity awards granted last year, valued as of the grant date, and a more than $3.5 million reduction in total compensation. The Compensation Committee recognizes that Mr. Siegel has provided hands-on leadership for Patterson-UTI, and its predecessor company, for more than 20 years, through the tenures of four different CEOs, and has provided numerous strategic and operational insights that have added substantial value to the Patterson-UTI stockholders.

We believe that our compensation program has been successful in aligning the interests of our management with stockholders and in creating stockholder value. Our equity-based grants are typically made in April of each year and in making these grants we have generally looked to Patterson-UTI’s total shareholder returns through March 31 of each year. Our total shareholder returns compared to our peer group were as follows, with our management participating in this performance through their equity based compensation:

•	1 year total shareholder return through March 31, 2015: 65th percentile

•	2 year total shareholder return through March 31, 2015: 68th percentile

•	3 year total shareholder return through March 31, 2015: 87th percentile

•	5 year total shareholder return through March 31, 2015: 84th percentile

We also note that in circumstances where our total shareholder return has not been in the higher percentiles, management’s realizable equity compensation has been significantly less than that reported for proxy purposes because of the lower realizable value of the equity based compensation. Accordingly, through our emphasis on equity based and variable compensation we have historically seen a direct correlation between performance and realizable compensation.

Key Components of Patterson-UTI’s Compensation Program
Short-Term Cash Compensation (25% to 40% of total direct compensation)

Base Salaries	• Relatively low fixed component • Less than 10% of the total compensation over the past 10 years	Fixed

Annual Cash Incentive Bonus

• Variable incentive compensation directly tied to financial performance (annual Adjusted EBITDA) and the achievement of specific annual milestones (no bonuses are guaranteed, minimum Adjusted EBITDA threshold must be met and payout limited to $5 million per person)

Variable
Long-Term Equity Compensation (60% to 75% of total direct compensation)

Restricted Stock

• 30% to 50% of equity based compensation

• Grant size aligned with prior year’s performance

• Shares vest over three years

• Aligns officers with stockholders by tying realized value to share price and facilitating long-term share ownership

Variable

Stock Options

• 25% to 40% of equity based compensation

• Grant size (Black-Scholes value) aligned with prior year’s performance

• Options vest over three years

• Aligns officers with stockholders by providing no value unless stock price increases from the date of grant and ten year term encourages a focus on longer-term performance

Variable

Performance Units

• 25% to 35% of equity based compensation

• No payout unless shareholder return is positive for the three year performance period and, when compared to our peer group, is at or above the 25th percentile

• Directly tied to stock performance with the payout amount based upon total shareholder relative return against our peer group

• Aligns officers with stockholders by requiring positive total shareholder return to obtain any payout and by emphasizing the importance of strong relative total shareholder return performance

Variable

2014 Relative Pay Components — Top Four Named Executive Officers

In managing our compensation program for our named executive officers, we have established a number of key procedural policies and design criteria that we follow. These policies and criteria, which have evolved over the years, incorporate what we believe are best practices and the appropriate way to administer executive compensation for the benefit of our company and its stockholders. We further believe that our compensation structure strongly links pay and performance through its emphasis on variable compensation based on performance. This link of pay to performance has helped to drive operational achievements and superior returns that our company has achieved consistently over the past 15 years as noted below.

Long-Term Goals Supported by our Compensation Program

• Providing quality services for our customers in a safe and efficient manner

• Generating strong financial performance for our stockholders

• Attracting and retaining highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems

• Being a model corporate citizen in the communities in which we work

Key Governance Policies	Key Design Criteria

• No re-pricing of options

• No single trigger severance arrangements

• No new agreements with tax gross ups in last five years

• Claw-back provisions that apply to all executive officers for financial statement restatements

• Share ownership requirements for our executive officers and directors

• Share holding requirements for our executive officers and directors

• Anti-pledging policy for our executive officers and directors

• Anti-hedging policy for our executive officers and directors

• Stock options have exercise prices equal to or greater than the market price at time of grant and do not have vesting under one year

• Team-based compensation model for our top executives

• Total compensation targeted at the approximate quartile of performance that is actually achieved

• Emphasis on variable equity and cash compensation to link realized compensation to performance

• 60% or more of total compensation in the form of long-term incentives

• We do not provide any perquisites to Named Executive Officers that are not widely available to our other employees

• The Committee engages an independent compensation advisor

Significant Operational and Financial Achievements over Past 15 Years

•   Our company grew from a small regional firm to a position of national industry leadership

•   We have grown our fleet of high-technology drilling rigs

•   We have significantly expanded our pressure pumping business and added substantial pressure pumping horsepower

•   We have diversified our customer and geographical base as well as regional capabilities

•   We have positioned our company to take advantage of the U.S. shale revolution

•   We increased revenue from $307 million to approximately $3.2 billion in 2014.

•   Our shareholders’ equity grew from $310 million to approximately $2.9 billion

•   We have returned more than $1.3 billion back to our stockholders in the form of share repurchases and dividends

Our Business

Patterson-UTI is one of the largest land contract drilling companies in the United States, with operations in most of the major oil and gas regions in the continental United States and western Canada. We also are a major provider of pressure pumping services in selected markets within the United States. Our industry is subject to wide swings in activity based on oil and natural gas prices, demand for oil and natural gas and general economic activity. The North American oil and natural gas industry has experienced a significant transformation in recent years due to technological advances in the horizontal drilling and completion of oil and natural gas wells. Today, approximately three-fourths of U.S. land drilling is focused on these types of wells, which typically require higher specification rigs and large amounts of horsepower for pressure pumping equipment. During the last few years until the second half of 2014, oil prices were in the $80-100 per barrel range and natural gas prices were in the $2.00-4.00 per mcf range, which resulted in U.S. drilling activity becoming increasingly focused on the exploration and development of oil and liquid hydrocarbon reservoirs versus natural gas.

Recent Developments

•   The WTI crude oil price averaged approximately $92 per barrel for the five year period ended December 31, 2014

•   For 2014, WTI crude oil prices peaked at $107.95 per barrel on June 20, 2014

•   In 2014, our stock price increased 49% to $37.73 as of July 25, 2014

•   The WTI crude oil price declined in the second half of 2014 and closed at $53.45 on December 31, 2014

•   In late 2014, our customers began reducing their drilling activities in response to the sharp decline in crude oil prices

•   Also in response to the crude oil price decline and expected activity reductions, an industry-wide decline in stock prices occurred and our stock price declined to $16.59 as of December 31, 2014

•   The WTI crude oil price has continued its decline in 2015 and reached a multi-year recent low of $43.39 on March 17, 2015

•   Our stock price declined to a recent low of $13.65 on January 15, 2015 and closed at $22.49 on April 15, 2015

•   Our U.S. rig count declined from 207 rigs operating at December 31, 2014 to 132 rigs operating as of April 15, 2015

Response to Recent Developments

•   In anticipation of this industry downturn, our management began reducing our cost structure in the fourth quarter of 2014

•   In 2015, we have continued to reduce our cost structure and, to date, have reduced our drilling headcount at a rate in-line with the reduction of our rig count

•   Our capital expenditure plans for 2015 have been reduced

•   We now plan to only build new drilling rigs that are currently committed under term contracts

•   We believe our company is positioned well for the current downturn with:

•   approximately $1.5 billion of drilling revenue backlog as of December 31, 2014, and

•   liquidity as of March 31, 2015 that includes $86.9 million of cash and almost $500 million available under our revolving credit facility

Progress on Long-Term Strategic Plan

In 2009, our Board adopted a long-term strategic plan that was designed to position our company for the future in light of the “shale revolution.” Our plan contemplated an aggressive upgrade of our drilling rig fleet to address the need for higher specification equipment and an expansion of our pressure pumping business to participate in the growing hydraulic fracturing market for horizontal wells. On the contract drilling side of our business, we sought to add new, high technology rigs to our rig fleet over a multi-year period, increase and protect our contract drilling market share in our key markets and diversify our customer base. We also sought to become a recognized provider of high-end pressure pumping services in the markets in which we participate. In addition, our strategic plan focused on providing excellent value to our customers, being nimble both in operations and in strategic decisions, and providing superior returns to our stockholders. Our Board has reviewed the long-term strategic plan each year to assess both our progress on the plan and any need for changes in the plan.

Since the beginning of 2009, we have expended over $5.0 billion for capital expenditures and acquisitions in our core businesses, resulting in the addition of 118 new, high technology rigs and the upgrade of many of our existing rigs to serve the horizontal well market. We financed this growth primarily with internal cash flow and provided a financial underpinning for our new build program through term contracts. Importantly, during 2014, more than 70% of our drilling earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) came from the operation of our new, advanced technology APEX ® rigs, demonstrating the significance of the strategic change we have undergone.

During this same period, we also dramatically increased both the size and geographic footprint of our pressure pumping business, which is an important core business. In October 2010, we completed an acquisition of pressure pumping assets, which essentially doubled the size of our fleet and expanded our operations into the Southwest. In 2011 and 2012, we added substantial capacity through internal organic growth and modestly expanded our fleet again in 2013. In 2014, we purchased new equipment and completed two acquisitions of pressure pumping assets, such that we have increased the horsepower of our pressure pumping fleet by more than eight-fold since the beginning of 2009. These efforts resulted in a pressure pumping business that achieved its five highest revenue years during the last five years, including then-record revenues in 2013 and record revenues in 2014.

In 2013, our Board and management engaged in a thorough, detailed review of our strategic direction, including:

•	Accomplishments since 2009,

•	The competitive landscape,

•	Opportunities to improve execution,

•	An evaluation of international markets, and

•	An evaluation of complementary service businesses.

Our Board determined that excellent progress had been made on the initial strategic plan and determined to continue the development of our two core businesses, contract land drilling and pressure pumping. Our Board also endorsed expenditures to evaluate and prepare for international growth opportunities. Lastly, we retained our focus on providing excellent value to our customers, being nimble both in operations and in strategic decisions and providing superior returns to our stockholders.

In 2014, we continued to make significant progress in executing on our strategic direction. See Significant 2014 Accomplishments below.

Our efforts have translated into solid financial performance and growth since 2009. As seen in the chart below, our average revenue for the past three years (2012 through 2014) has grown by 79% as compared to the three prior years (2009-2011), and our average Adjusted EBITDA has increased by 70% during that same period. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 12, 2015.

2014 Financial and Business Highlights

See Recent Developments and Response to Recent Developments earlier in this CD&A for information about the recent industry environment and its impact on Patterson-UTI.

As shown in the table below, 2014 was another year of significant accomplishments for our company.

In 2014, we achieved the highest revenue in our company’s history, record revenue in our pressure pumping business, and the third highest level of Adjusted EBITDA — despite the significant decrease in oil prices during the second half of 2014. We had another year in which we continued to demonstrate a strong safety culture and significantly improved our overall operational performance. Moreover, in 2014, Patterson-UTI continued to increase its organizational capability and improve its workforce through innovative recruiting and training programs. We also returned over $70 million to our stockholders during 2014 and invested over $1.2 billion in capital expenditures and acquisitions.

We continued our focus on financial discipline and effective capital management and maintained our strong balance sheet. Maintaining a flexible and conservative capital structure, along with a strong liquidity position, provides us with a protective cushion to operate through difficult market conditions, as well as the ability to take advantage of new opportunities when they arise. In sum, Patterson-UTI’s businesses experienced excellent levels of performance, and Patterson-UTI is in a solid position to address and take advantage of the industry downturn that started late in 2014.

Significant 2014 Accomplishments Excellent Performance in a Challenging Marketplace

•	Revenues were $3.2 billion in 2014, a 17% increase over revenues of $2.7 billion in 2013.

•	Adjusted EBITDA of $1.0 billion in 2014, which was the third highest in our 30+ year history.

•	Net income of $163 million achieved in 2014.

•	Stockholders’ equity increased from $2.8 billion in 2013 to $2.9 billion in 2014, despite share repurchases and dividends totaling $76 million.

•	We continued to demonstrate a strong safety culture.

•	We significantly improved our APEX® rig building efficiencies and reduced rig manufacturing costs.

•	Our contract drilling revenues were $1.8 billion, and we increased our drilling backlog by 63% during 2014 to approximately $1.5 billion.

•	We completed 21 new APEX-XKTM rigs, bringing our total fleet of APEX® rigs to 145 as of the end of 2014.

•	We maintained a leadership position in natural gas and bi-fuel powered rigs and pressure pumping equipment.

•	We completed two acquisitions of pressure pumping assets totaling 180,000 hydraulic horsepower and increased our pressure pumping horsepower to approximately 1.0 million hydraulic horsepower.

•	Our pressure pumping business maintained reasonable margins and profitability despite continued oversupplied industry conditions and intense competition.

•	We significantly upgraded our supply chain organization with the addition of experienced professionals who have implemented further cost control along with other value-added processes.

•	We continued to improve and implement new recruiting and training programs to enhance the quality, diversity and retention of our workforce.

•	We continued to build our international organization with the establishment of legal entities, hiring of employees and engagement with prospective customers.

•	We doubled our quarterly dividend to $0.10 per share, further returning cash to our stockholders.

CEO Total Compensation Aligned With Performance

The compensation of our CEO and our other Named Executive Officers is heavily dependent upon performance, including our performance relative to our peers. Consequently, there is potential for significant variation in reported compensation for our Named Executive Officers depending upon how the Company has performed over the prior one- and three-year periods.

The table and chart below demonstrate this potential variation, applied to CEO compensation for 2014. We have compared actual CEO compensation, which resulted from top-quartile performance, to hypothetical CEO compensation assuming 50th percentile and 25th percentile performance of total shareholder return, revenue growth and Adjusted EBITDA. As shown, total compensation — particularly long-term incentive compensation — would have varied significantly from what was actually approved, had the Company not performed in the top quartile for three year total shareholder return for the three year periods ended March 31, 2014 and March 31, 2015.

Component of Pay		2014 Compensation Actual Performance Above 75th Percentile	2014 Compensation: Hypothetical Performance
			Median/50th Percentile	25th Percentile
Base Salary		$600,000	$600,000	$600,000
Annual Cash Incentive for 2014 Performance	(2)	$1,912,639	$1,515,000	$1,165,000
2014 Long-term Incentive Value	(3)	$4,758,559	$3,200,000	$1,700,000
“Other” Compensation	(4)	$10,400	$10,400	$10,400
2014 Total Direct Compensation		$7,281,598	$5,325,400	$3,475,400
Payout of 2012 – 2015 Performance Units	(5)	200% of target	0% of target	0% of target
Performance Assumption
3 year TSR 3/31/2014 3 year TSR 3/31/2015 1 year revenue growth (2013 to 2014) Adjusted EBITDA as a percent of revenue (2014)		90th percentile 87th percentile 17% 31%	50th percentile 50th percentile 11% 26%	25th percentile 25th percentile 9% 21%

(1)	The hypothetical information in this graph and the table below was prepared by Pearl Meyer & Partners, the Compensation Committee’s compensation consultant, based on market data provided by S&P Capital IQ.

(2)

Annual cash incentive payouts for the 50th and 25th percentile performance hypothetical scenarios assume the Company’s revenue growth and Adjusted EBITDA as a percent of revenue match the actual results of the peer group at the 50th and 25th percentiles, respectively. We have assumed no change in the approved Adjusted EBITDA payout percentage, although actual annual cash incentive payout would remain subject to further evaluation of the Adjusted EBITDA payout percentage by the Committee in light of actual performance and would be expected to be lower after adjustment by the Committee as a result of the lesser performance. Hypothetical information was prepared by Pearl Meyer & Partners based on market data provided by S&P Capital IQ.

(3)	Long-term incentive grant value is reviewed and determined by the Committee generally based upon the Company’s relative performance through the end of the most recent 1, 2, 3, and 5 year periods ended March 31. For the hypothetical scenarios, these same calculations were applied to determine the 50th and 25th percentile grant values for our CEO, using our team-based approach. Hypothetical information was prepared by Pearl Meyer & Partners based on market data provided by S&P Capital IQ.

(4)	Other compensation includes only matching 401(k) contributions.
(5)	Had performance been at the peer group 50th or 25th percentile in terms of relative total shareholder return performance through the end of the most recent performance period (3/31/2012 — 3/31/2015), our total shareholder return would have been negative and no payout would have been allowed under the performance unit agreements, regardless of our performance relative to peers.

Alignment of Realized Long-Term Incentive Value with Performance

While grant date long-term incentive values approved by the Committee vary based upon our performance relative to peers, the realized value of long-term incentive — including the impact of changes in our stock price — can vary significantly depending upon both our relative and absolute total shareholder return performance.

We believe that the compensation realized by our executive officers is well aligned with our performance. In order to demonstrate the alignment of realizable pay with performance relative to peers, we compared:

(1)	realizable long-term incentive value as a percent of grant date/target value for the three-year period from March 2012 — March 2015, and the five-year period from March 2010 — March 2015, to

(2)	our performance relative to our peer group over the same two periods.

Components of Relative Alignment Review
	Target/Grant Date Value	Realizable Long-term Incentive Value
Stock Options	Grant date value of target annual award	In-the-money value of options granted during period — valued at 3/31/2015

Restricted Stock	Grant date value of target annual award	Value of all shares granted during period at 3/31/2015

Performance Units	Grant date value of target annual award	• Amount earned: for plans granted and earned based on performance during period • Target award: for plans granted during period but still outstanding at end of period — valued at 3/31/2015

As shown in the two charts below, as a result of the precipitous industry-wide decline in stock prices that began in the second half of 2014, realizable long-term incentive value for our top four Named Executive Officers fell below the expected “fairway” and below 100% of the original grant date value, despite our strong performance relative to peers during the period shown on the charts. This outcome further demonstrates the alignment of our executive compensation program with the interests of our stockholders. See Recent Developments earlier in this CD&A for discussion of the Company’s recent stock performance.

Top Four Named Executive Officers Realizable Long-term Incentive Value Versus Performance Against Peers

Consideration of Last Year’s “Say on Pay” Vote

In 2011 our Board recommended an annual advisory (nonbinding) vote on executive compensation that received 87% support, including abstentions and excluding broker non-votes, and therefore determined to hold advisory (nonbinding) votes on executive compensation annually. We have reviewed the results of the stockholder “say on pay” advisory vote with respect to the 2013 compensation actions and decisions for our Named Executive Officers set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year’s proxy statement. Seventy-seven percent of the votes cast (including abstentions and excluding broker non-votes) on the proposal voted in support of our compensation structure as described in the last year’s proxy statement. Based upon this level of support, as well as the Committee’s assessment of the current program and its success in aligning the pay of our executives with our strategy, our financial performance, and the interests of our stockholders, the Compensation Committee made no material changes to the general structure and philosophy of compensation for the Named Executive Officers for 2014. However, in light of the evolving roles of Mr. Siegel and Mr. Hendricks as noted above, Mr. Siegel and the Compensation Committee jointly determined to make the changes described above to Mr. Siegel’s compensation for 2015.

The Committee values stockholder feedback and carefully considers that feedback regarding our executive compensation program. Stockholders are invited to express their views to the Committee as described under the heading “Communication with Directors” in this proxy statement. The advisory vote on the compensation of the Named Executive Officers provides stockholders with an opportunity to communicate their views on our executive compensation program, and we will consider those views in structuring our compensation arrangements.

You should read this CD&A in conjunction with the advisory vote that we are conducting on the compensation of the Named Executive Officers. This CD&A, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

Compensation Philosophy and Objectives

Our overriding philosophy for the compensation of our key executives is to link their compensation with the operational and market performance of the Company and to establish incentives that reward them for their efforts in achieving both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving the Company’s goals. Our executive compensation program also seeks to reward excellence in performance and foster a collaborative team framework among our top executives.

Key Compensation Principles and Objectives

Our executive compensation program has historically emphasized the following key principles: (i) low comparative base compensation with variable incentive cash compensation based on financial results, (ii) emphasis on equity-based compensation for long-term value creation and (iii) team compensation and incentives.

Emphasis on Long-Term Incentives

Our compensation program places a strong emphasis on creating long-term value through the use of long-term incentives. We seek to achieve a proper balance in our compensation program between long-term and current compensation by using a combination of time-vested and performance based equity awards for long-term incentives and fixed and variable cash for short-term incentives. Our compensation arrangements take into account the cyclical and volatile nature of our industry.

Our long-term incentive compensation relies on equity-based awards, rather than cash, as a means of aligning the interests of management with the Company’s stockholders. Historically, equity awards for long-term incentives have represented between 60-75% of total compensation, while fixed and variable cash for short-term incentives has typically represented between 25-40% of total compensation. Variations in these percentages may occur due to either an exceptionally strong or weak year in which the Company’s Adjusted EBITDA and related cash bonus compensation fluctuate in tandem or there is market volatility affecting the grant date valuation of options and performance units using the methodologies required for reporting equity based compensation.

In 2014, the mix between long-term equity awards, and fixed and variable cash and short-term incentives, for our top four Named Executive Officers was within our targeted range at 67% and 33%, respectively.

2014 Split Between Short-Term Compensation

(Fixed-Salary and Annual Cash Incentive) and Long-Term Compensation

(Top Four Named Executive Officers)

Cash Compensation Emphasizes Low Base Salaries with Higher Variable Cash Compensation Tied to Financial Results

We have designed the cash component of our compensation program to be mostly variable by using comparatively low base salaries and potentially higher cash bonuses tied to the Company’s Adjusted EBITDA. We enacted this program over ten years ago whereby we target a percentage of total Adjusted EBITDA for a potential executive management bonus pool that is then allocated among the top executive officers. Our allocation in 2014 was a team bonus potential of up to 0.81% of Adjusted EBITDA, which was allocated among the top four Named Executive Officers. No bonuses are guaranteed under this program and no bonuses will be paid unless a minimum Adjusted EBITDA threshold is achieved. If this performance goal was achieved, then the Compensation Committee was authorized to approve payments up to the maximum permitted payout of $5 million in a year or, if less, the amount determined using the percentage of Adjusted EBITDA set by the Compensation Committee.

For 2014, the Compensation Committee set a targeted Adjusted EBITDA percentage range of 0.55% to 0.81%. The actual percentage of 0.70% awarded was based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward achievement of certain strategic and other objectives and took into account both the strategic and operational successes during the year as well as the impact in the fourth quarter of the significant market decline. The range set for 2014 was the same range that was used in 2013, with the ability of the Compensation Committee to flex the actual payment based on performance. Based on the changes to Mr. Siegel’s compensation for 2015 in light of the evolving roles of Mr. Siegel and Mr. Hendricks, the effective Adjusted EBITDA percentage range for 2015 will be approximately 0.47% to 0.69% of Adjusted EBITDA, reflecting the decline in Mr. Siegel’s sharing percentage. Other participants’ payout amounts will not increase or decrease as a result of the change.

The Compensation Committee has regularly adjusted the actual payout based on performance and results, giving consideration to non-Adjusted EBITDA considerations such as team performance in executing on strategic goals, success in reducing costs of rig manufacturing, safety performance, market share improvements, margin and revenue per day results on an absolute basis and against direct competitors, supply chain execution, steps to improve international growth and operational and financial successes. We do not provide a total shareholder return component to this component of variable compensation, as this component is focused on specific financial performance, and our equity based compensation has a significant component tied to total shareholder return.

We do not typically make changes to the base compensation of our top Named Executive Officers from year to year to promote the idea that management should not be focused on the fixed component of their compensation, but rather they should expect that variable compensation — tied to the Company’s performance — will be the most significant part of their cash remuneration.

We believe that the use of lower market-based salaries with higher variable bonuses aligns our executives’ annual cash compensation with our actual financial results. During periods of low earnings, such as we had in 2009 and is possible in 2015 due to very challenging market conditions, total cash compensation will be materially lower and typically be in the lower quartiles against our peers but reflective of our results. During periods of higher earnings, such as we experienced in 2011-2014, cash compensation will typically be in the top quartiles and be reflective of the Company’s higher cash generation. Accordingly, we look at our compensation program as a multi-year program that is targeted to provide cash compensation to our top four Named Executive Officers that is (i) aligned with changes in earnings from year to year, and (ii) on a full cycle basis aligned with stockholder returns compared to our peers.

Total executive compensation for our top four Named Executive Officers decreased in 2012 primarily as a result of our Chief Executive Officer not receiving any equity compensation grants that year due to his notification to us of his desire to retire later that year.

Although there will be years where the cash compensation paid to our executives will be in the higher quartiles and our relative stock performance may be at a lower quartile or vice versa, this result generally will occur during a period of transition within the industry where there exists a lag between market expectations and current activity. A good example of this was at the end of 2008 when our drilling activity and operating results were at high levels, but the public market valuations of land drillers and pressure pumpers was falling on the expectation of a severe downturn that occurred months later in 2009. The same conditions were also present at the end of 2014 when we generated record quarterly revenue and record revenues in our pressure pumping business, but our stock price was falling on the expectation of the current severe downturn.

We have considered in the past the use of more traditional bonus plans tied to annual budgets and performance against those budgets. We, however, have concluded that given the extreme volatility in our industry those plans do not provide the incentives that we seek to achieve and could in fact create incentives for our management to focus only on the short-term. By tying a meaningful portion of the top four Named Executive Officers’ compensation to Adjusted EBITDA, we believe their short-term cash compensation adjusts more quickly to actual financial performance, resulting in a better alignment with the stockholder’s interests than occurs under a program tied to a budget or projected financial results. During periods of low earnings, such as is possible in 2015 due to very challenging market conditions, total cash compensation will be materially lower and typically be in the lower quartiles against our peers but reflective of our results.

Emphasis on Equity for Long-Term Incentive Compensation

We have historically targeted 60% or more of total compensation to be in the form of time-vested equity or equity-based awards. This emphasis on equity-based compensation is aimed at aligning the financial interest of the top four Named Executive Officers with our stockholders and the total returns provided to stockholders. We believe that by making a large portion of compensation tied to equity, our top four Named Executive Officers can only fully realize the potential benefits of the compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four Named Executive Officers from solely options to a mix of options, restricted stock and performance units. We believe that this mix allows us to tailor our program to encourage the building of long-term value and, in the case of performance units, achievement of positive stockholder returns in excess of our peer group.

The following charts set forth the allocation of the various forms of long-term equity-based incentives that we have granted the top four Named Executive Officers from 2010-2014 and the allocation of these incentives that we used for 2014:

Award Type	Discussion	Key Benefits to Stockholders and Stockholder Alignment
Restricted Stock	We consider restricted stock as an additional form of basic compensation that provides value to the executive only if the executive remains in the employment of the Company during the vesting period, with that value being subject to increases and decreases in value depending on the performance of our stock. We typically target restricted stock awards to represent approximately 30-50% of total equity-based compensation depending on stock prices and volatility at the time of grant.	• Value dependent upon stock price performance • Enhances retention of executive talent • Encourages long-term share ownership

Stock Options	Stock options provide value to the executive only if the value of the Company’s stock appreciates. Consequently, we consider these awards to be performance-based. When we approve grants of options to our executives, we take into account a number of different factors, including the stock price at the time of grant, the expected value of the option grant and prior option grant amounts. We typically target stock options to represent 25% to 40% of total equity-based compensation.	• Inherently performance-based • Value contingent upon positive stock price performance • Ten year term encourages a focus on longer-term performance

Performance Units	We added performance units to the mix of equity-based compensation in 2009. We added this component in lieu of a portion of restricted stock and options that we would have otherwise granted. Our use of performance units is intended to provide a direct link in the compensation of our top four Named Executive Officers to both the absolute performance of our stock and relative performance compared to our peer group. This component will only have a payout if total shareholder return is positive for the performance period and, when compared to the peer group, is at or above the 25th percentile. This component assures that the value provided to those Named Executive Officers will not be created solely by an increase in stock price due to favorable market conditions, while it also provides an incentive to continue to outperform peers even in down cycles for the market or our industry. We typically target performance units to represent 25% to 35% of total equity-based compensation.	• Performance-contingent • Payout contingent on positive stockholder returns and satisfying relative performance standards • Value of shares dependent upon stock price

We have considered the potential risks associated with tying a large portion of executive compensation to equity. We do not believe that our program creates unreasonable risks for the following reasons:

•	The long-term nature of our equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains.

•	Our use of different types of equity grants, in particular restricted stock, helps offset these risks.

•	We have meaningful share ownership guidelines.

•	We maintain an anti-hedging policy.

•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives.

•	Three of the top four Named Executive Officers have been with the Company for more than fifteen years and have an established track record of focus on growing long-term sustainable growth for the Company.

Our Board has also considered in its risk assessment of our executive compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board and its appropriate Committees monitor and consider risks associated with the Company’s compensation plans on a regular basis.

Team Compensation Structure

Our senior executive management has had the philosophy that they operate as a team, with each member being an important part of the team. As a result, for more than the past ten years they have requested, and the Board has agreed, that as a general proposition our awards of cash and equity incentive compensation should be pooled and allocated among them as a team. Although the allocations among the team members have changed over time due to changes in the executive management team and responsibilities, the allocations among the existing team have generally remained consistent. With the change in Mr. Siegel’s compensation for 2015 as noted above, the allocations will change in 2015.

In the past five years, when allocating the incentive compensation among our top four Named Executive Officers, we have allocated 4/11th to Mr. Siegel, our Executive Chairman, 3/11th to Mr. Hendricks or his predecessor, our President and Chief Executive Officer, and 2/11th to each of Mr. Vollmer, our Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer, and Mr. Berns, our Senior Vice President, respectively. For 2015, the Compensation Committee has determined that, except for the changes described earlier providing for a lower allocation for Mr. Siegel and reduction in the overall bonus pool to reflect that lower allocation, the allocation of annual cash incentive compensation among the top four Named Executive Officers will be the same as 2014.

We believe that the team-based approach for compensating our top four Named Executive Officers fosters effective decision-making and collaborative efforts in executing Patterson-UTI’s long-term strategic and short-term tactical objectives. This approach has worked well for Patterson-UTI for over ten years. We expect to maintain this approach in the future, although we will continue to monitor the team compensation approach to make sure that it continues to work in practice.

Board and Committee Processes and Policies for Compensation Decisions

Committee Review Process

The Board of Directors has delegated the management of the Company’s executive compensation programs to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how the Company’s plans and policies work in practice. Each of the Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations and equity awards are conducted through a process that solicits the input from management through Mr. Siegel as our Executive Chairman as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Role of Chairman in Compensation Decision Process.    Our Chairman periodically provides the Compensation Committee with his review of the performance of other executive officers, including the other Named Executive Officers. The Compensation Committee also engages him in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seek his input on and review of proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as a whole.

Use of Independent, Outside Compensation Consultants.    Our Compensation Committee regularly utilizes outside compensation consultants in assessing and designing our executive compensation program. These consultants are paid on a basic fixed fee structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its consultant and advisor for executive compensation matters since 2012.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, our Compensation Committee noted that during 2014:

•	Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and it its services were limited to executive compensation consulting and the Company’s participation in drilling management compensation surveys. Specifically, Pearl Meyer does not provide, directly or indirectly through affiliates, any non-executive compensation services, including pension consulting or human resource outsourcing.

•	Fees we paid to Pearl Meyer were less than 1% of Pearl Meyer’s total revenue;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence.

•	None of the Pearl Meyer consultants working on Company matters had any business or personal relationship with Compensation Committee members.

•	None of the Pearl Meyer consultants working on Company matters (or any consultants at Pearl Meyer) had any business or personal relationship with any executive officer of the Company.

•	None of the Pearl Meyer consultants working on Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In 2014, Pearl Meyer provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided the Compensation Committee with information on each element of the total compensation of our executive officers as well as a comparison of our compensation against our peers based on data gathered from proxy statements and other SEC filings. This comparison provided the Compensation Committee with various comparative market levels of compensation for our executive management team as well as a comparative position for each executive officer. Pearl Meyer also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

When reviewing the peer compensation data provided to the Compensation Committee by its consultants, the Compensation Committee has generally given greater weight to the comparative data for the team as a whole versus the data for individual positions at our peers given the team management approach followed by us as described above. We have found that total compensation for our top four Named Executive Officers as a group has typically been between the 50-75th percentile range depending on the year (a range of outcomes that is aligned with our performance relative to peers). Although the Compensation Committee looks to various percentile ranges of compensation based on potential performance when setting compensation, the Compensation Committee does not target specific total compensation due to its emphasis on variable compensation.

We have also found that under our team-based approach there has typically been a shift of compensation from the top two Named Executive Officers to the rest of the team.

Peer Group.    In 2014 we used the following peer group for compensation matters:

•   Atwood Oceanics Inc.

•   Basic Energy Services, Inc.

•   Diamond Offshore Drilling Inc.

•   FMC Technologies Inc.

•   Helmerich & Payne Inc.

•   Nabors Industries Ltd.

•   Noble Corp.

•   Pioneer Energy Services Corp.

•   Rowan Companies Inc.

•   Weatherford International Ltd.

•   Baker Hughes Incorporated

•   Cameron International Corporation

•   Ensco plc

•   Halliburton Company

•   Key Energy Services, Inc.

•   National Oilwell Varco Inc.

•   Parker Drilling Company

•   Precision Drilling Corporation

•   Transocean Ltd.

•   Unit Corp.

Our peer group for 2014 was selected in an effort to provide a broad base of companies of different sizes that are involved in the markets that we compete or to which we believe our investors compare us with or benchmark our results against. The Committee reviews our peer group annually to determine whether changes should be made to the group. Importantly, our peer group included Helmerich & Payne, Inc. and Nabors Industries, Ltd., which are our nearest direct competitors in domestic land drilling services, and other comparable drilling companies such as Atwood Oceanics Inc., Basic Energy Services, Inc., Diamond Offshore Drilling, Inc., Ensco, Inc., Noble Corp., Parker Drilling Company, Pioneer Energy Services Corp., Precision Drilling Corporation, Rowan Companies, Transocean Ltd. and Unit Corp.

Our peer group also included Baker Hughes Incorporated, Halliburton Company and Weatherford International Ltd., which are sizeable competitors of ours in the North American pressure pumping service market; Basic Energy Services, Inc. and Nabors Industries Ltd. are also competitors in this business. We are not aware of any public company primarily in either business that is similarly sized to us and not included in our peer group. The remainder of our peer group included other energy service and manufacturing companies (some larger and some smaller than our company) with which we are often compared by investors, such as Cameron International Corporation, FMC Technologies, Inc., Key Energy Services, Inc. and National Oilwell Varco Inc.

Many of the companies we view as our most direct competitors in both land drilling and pressure pumping are companies significantly larger than us in market capitalization. Although many of these companies have a larger market capitalization than we do, we compete with them for talent and customers. In fact many of our executive management have worked at the larger oilfield service companies before working with us. Our current CEO was recruited from Schlumberger and our prior CEO was recruited from Baker Hughes.

Cash Compensation

The Committee will generally review base compensation and the terms for bonus cash compensation for management in the fourth quarter of the preceding year or in the first quarter of the year. When reviewing cash compensation the Committee will look at the total cash compensation received by the executives over a multi-year period, as well as the total cash compensation projected for the current year. This approach allows the Committee to look at the cash compensation paid over a full cycle in order to obtain comparable data for benchmarking purposes.

The Committee also annually establishes the performance criteria for the cash bonus compensation paid to the Company’s executives in order to meet the requirements for the performance-based compensation exception to the limitation on deductions under Section 162(m) of the Internal Revenue Code (as further described elsewhere in this proxy statement). Although a wide range of criteria may be used, the criterion used historically has been the achievement of a threshold Adjusted EBITDA amount. The Compensation Committee makes regular adjustments to the threshold Adjusted EBITDA amounts in light of market conditions and the growth in our businesses.

Equity Compensation

The Compensation Committee’s practice for grants of equity-based compensation has generally been to consider the grant of stock options, restricted stock and performance units to executive management following the conclusion of our first quarter. This grant is typically made in conjunction with regular quarterly Board meetings held prior to the Company’s public release of its quarterly earnings. This timing also allows the Compensation Committee to receive market data from its consultants for prior year grants. Although this process does not result in calendar year comparisons for purposes of total shareholder return and other calculations, the Compensation Committee believes that having year-end information allows it to make more informed decisions and the use of a consistent grant cycle for equity reduces risks associated with equity grants made on a random basis. Patterson-UTI is able to obtain and use relevant peer data for calculating our peer total shareholder returns and reviewing comparable grants of equity based compensation.

When making grants of equity-based compensation, the Compensation Committee considers a number of factors, including competitive peer data, prior year grants (both in terms of number of shares and total value), and potential dilution impact and current and historical stock prices. The Compensation Committee also takes into consideration the advice of its consultants as to peer and market practices on the use and mix of restricted stock, options and performance units.

For restricted stock and stock options granted to the top four Named Executive Officers, these awards are subject to three-year vesting with one-third vesting after the first year and 1/36th of the grant vesting each month over the next two years. The restricted stock grants also have a performance-based vesting component, which for 2014 required that the Company achieve Adjusted EBITDA of at least $400 million for the nine months ended December 31, 2014, $500 million for the twelve months ended December 31, 2015 or $500 million for the twelve months ended December 31, 2016. The performance units granted in 2014 are to be settled with shares of stock, with the number of shares to be issued based on the Company’s total stockholder return at the end of the third year following the grant relative to the total stockholder return for our peer group of companies. Subject to a limited change of control exception, no payout will be provided on the performance units granted in 2014 unless total shareholder return is positive for the performance period and, when compared to our peer group, the Company’s relative total stockholder return is at least at the 25 th percentile.

We have also adopted the following additional practices regarding equity grants:

•	Grants will not vest in less than one year.

•	Options will not be re-priced or exchanged.

•	Equity grants are subject to claw-back in the event that the Board learns that any misconduct by the Named Executive Officer contributed to the Company having to restate all or a portion of its financial statements.

•	Options are to have exercise prices equal to or greater than the fair market value on the date of grant.

•	Performance targets are not to be modified other than to give effect to acquisition or disposition of businesses or similar structural changes — market condition changes will not result in changes in performance targets.

Overview of 2014 Performance and Compensation

As noted above under “2014 Financial and Business Highlights,” the Company had an excellent year in 2014 during which significant progress was realized against our long-term strategic objectives as well as against our short-term operational and financial objectives. These positive results were realized by both of the Company’s core businesses and at the corporate level. In addition to the financial and operational successes, the Company’s stock performed at between the 65th and 87th percentiles against our peer group during each of the past one, two, three and five year periods ended March 31, 2015.

Cash Compensation

Under the terms of the Company’s cash compensation plan described above, the top four Named Executives Officers earned the following cash payments in respect of 2014. The payments under the plan were determined using a total bonus pool equal to 0.70% of the Company’s $1.0 billion of Adjusted EBITDA for 2014, reduced from the maximum target bonus potential under the plan of 0.81% of Adjusted EBITDA. This bonus pool amount reflected the exemplary performance by senior management in 2014 in achieving the Company’s current and long-term objectives, but also took into account a decrease in net income and certain other measures of performance. As a result, variable cash compensation for 2014 increased 9% for the Named Executive Officers compared to 2013. In accordance with past practice, the bonus pool was allocated among the top four Named Executive Officers as described under “Team Compensation Structure” above. The Committee had fixed a $500 million minimum Adjusted EBITDA threshold for 2014, which was exceeded.

The Adjusted EBITDA payment percentage approved by the Committee, which was below the maximum allowable percentage for 2014, is subject to an evaluation of performance measures other than Adjusted EBITDA, such as safety performance. The actual Adjusted EBITDA payment percentage approved for 2014 reflects the following considerations: the team’s performance in executing on our strategic goals, our continued success in transforming our rig fleet to a higher spec fleet, increasing our pressure pumping capacity and share at an attractive price, reducing costs of rig manufacturing, continued improved safety performance, market share improvements against competitors, margin and revenue per day results on an absolute basis and against direct competitors, supply chain execution and steps to improve international growth. The payment also took into account improvements in Adjusted EBITDA after normalizing the effect of our write-offs to our mechanical rig fleet and large termination payments in 2013. The final payout also recognized and provided a lower payout for the down-turn in the fourth quarter and the impact that the downturn had on what was otherwise on target to be an extraordinary year.

We believe that the design of our program is particularly well suited to ensure alignment of our Named Executive Officers with our stockholders in the challenging environment we face for 2015, as incentive opportunities for our Named Executive Officers are directly aligned with our level of profitability rather than how our profitability compares to budget.

CASH COMPENSATION

Name	Salary	Adjusted EBITDA Incentive (Percentage of Company Adjusted EBITDA)	Variable Cash Compensation Based on Adjusted EBITDA(1)	Total Cash Compensation
William A. Hendricks, Jr.	$600,000	0.1909%	$1,912,639	$2,512,639
John E. Vollmer III	$350,000	0.1273%	$1,275,093	$1,625,093
Mark S. Siegel	$350,000	0.2545%	$2,550,186	$2,900,186
Kenneth N. Berns	$265,000	0.1273%	$1,275,093	$1,540,093

(1)	The maximum amount that can be awarded to an individual under our cash-based incentive plan during a 12–month period is $5,000,000. In order to reach this maximum amount and assuming a total bonus pool equal to the top end of the target range (equal to 0.81% of Adjusted EBITDA), Adjusted EBITDA of $2.3 billion in the case of Mr. Hendricks, $1.7 billion in the case of Mr. Siegel and $3.4 billion in the case of Messrs. Vollmer and Berns would have been needed. We did not establish a target bonus amount for the executives given the variable nature of our plan and its direct relationship to our financial results. The target bonus amount presented in the Grants of Plan-Based Awards table is calculated for the respective officer based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2014, and the allocation formula applied to the bonus pool for distribution as noted above.

Equity-Based Compensation

The Committee made the following equity-based grants to Messrs. Hendricks, Vollmer, Siegel and Berns, considering the Company’s 2013 financial results and comparative total shareholder return performance over the one, two and three year periods ended in 2013 and with the objective that these grants would be commensurate with the Company’s percentile performance, based on information available at the time of grant.

EQUITY-BASED GRANTS

	Restricted Stock(1)		Stock Options(2)		Performance Unit Awards(3)		Total Value
Name	# Shares	Value	# Shares	Value	# Shares	Value
William A. Hendricks, Jr.	63,750	$2,110,125	117,750	$1,178,854	42,000	$1,469,580	$4,758,559
John E. Vollmer III	42,500	$1,406,750	78,500	$785,903	28,000	$979,720	$3,172,373
Mark S. Siegel	85,000	$2,813,500	157,000	$1,571,806	56,000	$1,959,440	$6,344,746
Kenneth N. Berns	42,500	$1,406,750	78,500	$785,903	28,000	$979,720	$3,172,373

(1)	Shares of restricted stock were awarded on April 22, 2014. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)	Options were awarded on April 22, 2014. The value indicated in the table was determined using the Black-Scholes option pricing model as of the date of grant.

(3)	Performance Units were awarded on April 22, 2014. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grant of restricted stock, options and performance units to the top four Named Executive Officers were made following the vesting, term and other criteria described above.

The performance units granted in 2014 to Messrs. Siegel, Hendricks, Vollmer and Berns provide for the issuance of a target of 56,000 shares of Common Stock to Mr. Siegel, 42,000 shares of Common Stock to Mr. Hendricks and 28,000 shares of Common Stock to each of Messrs. Vollmer and Berns, respectively, if Patterson-UTI’s total stockholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total stockholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

Total stockholder return for Patterson-UTI for the 2014 performance unit grants is measured based on $100 invested in Common Stock on the first day of the performance period, with dividends reinvested. The performance period is the period from April 1, 2014 through March 31, 2017. No shares will be issued in respect of the performance units granted in 2014 unless Patterson-UTI total stockholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile.

Total Compensation and Relationship to Performance

The Committee considered the advice of Pearl Meyer when establishing its 2014 compensation program. In doing so, the Committee sought to offer a total compensation package (cash and long-term) for the top four Named Executive Officers as a group that would be commensurate with the Company’s percentile performance versus peers. The Committee looked at financial and relative shareholder return performance over one, two and three year bases, as noted below, in establishing the long-term incentive equity grants for 2014. When determin-

ing the size of 2014 equity incentive awards in April 2014, the Committee considered the following measures of relative performance for Patterson-UTI against our peers:

•	1 year Total Shareholder Return through March 31, 2014: 54th percentile

•	2 year Total Shareholder Return through March 31, 2014: 96th percentile

•	3 year Total Shareholder Return through March 31, 2014: 90th percentile

Although the Compensation Committee looks to various percentile ranges of compensation based on potential performance when setting compensation, the Compensation Committee does not target specific total compensation due to its emphasis on variable compensation.

The Compensation Committee established the 2014 equity incentive awards at a level that would deliver value to the top four Named Executive Officers at an approximate percentile range approximating the total shareholder return percentile that the Company achieves (as defined by the Committee in consultation with Pearl Meyer). See “CEO Total Compensation Aligned with Performance” earlier in this CD&A.

We believe that Patterson-UTI has a strong and cohesive management team and that the compensation policies that it has implemented provide the proper mix of current compensation and long-term incentives for building stockholder value. The Company’s above-market performance has supported the use of these policies and aligns the interest of management with the Company’s stockholders.

With respect to the Company’s executive officers other than the top four Named Executive Officers, the Committee has historically determined their compensation with a philosophy of using a combination of fixed and variable cash in the form of base salary and cash bonuses for short-term incentives and time-vested equity awards in the form of restricted stock and/or stock options for long-term incentives. With respect to Mr. Holcomb, who serves as the President of the Company’s contract drilling subsidiaries, the Committee determined his non-equity incentive compensation for 2014 based on the level of Adjusted EBITDA for the contract drilling business for 2014. The Committee had fixed a $400 million minimum Adjusted EBITDA threshold for the contract drilling business for 2014, which was exceeded. If this performance goal was achieved, then the Compensation Committee was authorized to approve payment up to the maximum permitted payout of $5 million in a year or, if less, the amount determined using the percentage of Adjusted EBITDA for the contract drilling business set by the Compensation Committee. In particular, the Committee considered a range of between 0.032% and 0.048% of Adjusted EBITDA for the contract drilling business and determined Mr. Holcomb’s non-equity incentive compensation to be .045% of Adjusted EBITDA for the contract drilling business based on his individual performance and the following factors specific to the Company’s contract drilling business:

•	Safety and operational metrics;

•	Recruiting and training programs;

•	Generation and retention of customers; and

•	Development and management of new rig designs and rig construction.

The amount reflects efforts towards achieving the Company’s current and long-term objectives in its contract drilling business.

Mr. Holcomb’s equity-based, long-term incentive compensation was awarded in the form of restricted stock that vests in one-third increments over a three year period and is set forth in the “Grants of Plan-Based Awards Table” below.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Other Policies and Practices Supporting Strong Compensation Governance

Share Ownership Guidelines and Stock Holding Requirements for Chief Executive Officer, Other Executive Officers and Directors

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our Common Stock having a value at least equal to five times his or her base salary. The Chief Executive Officer has five years from the adoption of these guidelines, or the date of appointment to the chief executive position, whichever is later, to satisfy the ownership guidelines.

The guidelines also require officers and directors to hold at all times, subject to a five year phase-in from the date first elected as an officer or director, at least the following number of shares of Common Stock:

•	President and Chief Executive Officer	Number of shares equal to 5 times base salary
•	Executive Chairman	120,000 shares
•	COO/Senior Vice Presidents	60,000 shares
•	President — Drilling	30,000 shares
•	General Counsel	20,000 shares
•	Chief Accounting Officer	7,500 shares
•	Outside Directors	10,000 shares
•	Non-executive Inside Director	10,000 shares

For purposes of these ownership guidelines, equity incentive awards that have both time-based vesting and performance-based vesting are counted when the performance-based component has been satisfied. Unvested equity incentive awards that have only time-based vesting are counted and unearned performance-based incentive awards are not counted. In addition, each executive officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired from Patterson-UTI pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each of the Named Executive Officers and Directors was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a claw-back policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan (the “2005 LTIP”) and 2014 Long-Term Incentive Plan (the “2014 LTIP”) provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Pay for Performance

The Compensation Committee feels that the actual pay received by our Named Executive Officers is appropriately linked to performance and the results that were achieved, as a significant amount of pay is at risk for our Named Executive Officers under our incentive compensation plan design.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy. Our directors and executive officers may not purchase, sell or write options on Patterson-UTI securities or engage in transactions in other third-party derivative securities with respect to Company securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000, except that Mr. Holcomb received an automobile allowance of $12,000 in 2014. Accordingly, except for the automobile allowance, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change in control agreements with its top four Named Executive Officers as further described elsewhere in this proxy statement. The Company believes that such agreements may under certain circumstances protect the interest of the Company by discouraging such Named Executive Officers from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

The change in control agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than ten years ago. While the Committee believes the tax gross-up provision is a valuable tool for executive retention, the Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the change in control agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

Severance Agreements. Patterson-UTI has also entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements referenced above.

Employment Agreement. Patterson-UTI entered into an employment agreement with Mr. Holcomb in January 2012 in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI agreed to employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. The employment agreement provides that the agreement will renew on a year-to-year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination. Please see “Employment-Related Agreements” for further description of this agreement.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, we routinely consider the potential effect of Section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. While Patterson-UTI does not design its compensation programs for tax purposes, Patterson-UTI does design its plans to be tax efficient for Patterson-UTI where possible. However, the Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Committee was, during the year ended December 31, 2014, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2014, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2014 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

SUMMARY COMPENSATION TABLE

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
William Andrew Hendricks, Jr.	2014	$600,000	$—		$3,579,705	(4)	$1,178,854	$1,912,639	$10,400	(5)	$7,281,598
President & Chief	2013	$600,000	$—		$3,490,763		$1,321,454	$1,758,943	$—		$7,171,160
Executive Officer	2012	$375,000	$1,075,000	(6)	$1,727,000		$820,723	$—	$—		$3,997,723
John E. Vollmer III	2014	$350,000	$—		$2,386,470	(7)	$785,903	$1,275,093	$10,400	(8)	$4,807,866
Senior Vice President —	2013	$350,000	$—		$2,327,175		$880,969	$1,172,628	$10,200	(8)	$4,740,972
Corporate Development, Chief	2012	$350,000	$—		$1,543,920		$998,704	$1,397,022	$10,000	(8)	$4,299,646
Financial Officer & Treasurer
Mark S. Siegel	2014	$350,000	$—		$4,772,940	(9)	$1,571,806	$2,550,186	$—		$9,244,932
Chairman of the Board	2013	$350,000	$—		$4,654,350		$1,761,938	$2,345,257	$—		$9,111,545
	2012	$350,000	$—		$3,087,840		$1,997,408	$2,794,044	$—		$8,229,292
Kenneth N. Berns	2014	$265,000	$—		$2,386,470	(7)	$785,903	$1,275,093	$—		$4,712,466
Senior Vice President	2013	$265,000	$—		$2,327,175		$880,969	$1,172,628	$—		$4,645,772
	2012	$265,000	$—		$1,543,920		$998,704	$1,397,022	$—		$4,204,646
James M. Holcomb	2014	$325,000	$—		$1,057,314	(10)	$—	$343,111	$22,400	(11)	$1,747,825
President — Patterson-UTI	2013	$325,000	$300,738		$759,240		$—	$—	$14,511	(11)	$1,399,489
Drilling Company LLC	2012	$325,000	$310,000		$484,575		$—	$—	$14,050	(11)	$1,133,625

(1)	Amounts set forth include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the Named Executive Officer in the fiscal years ended December 31, 2014, 2013 and 2012 and with respect to performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in the fiscal years ended December 31, 2014 and 2013 and performance units awarded to Messrs. Vollmer, Siegel and Berns in the fiscal year ended December 31, 2012. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2014. Performance units were awarded to Messrs. Vollmer, Siegel and Berns in the fiscal year ended December 31, 2011 with a performance period that ended on March 31, 2014. According to the terms of the 2011 awards, the actual number of shares earned by the recipients was equal to two times the target number of shares, based upon Patterson-UTI achieving a 94th percentile total stockholder return relative to its peer group. Shares of the Company’s Common Stock were issued to settle the 2011 performance units as follows: Vollmer — 52,500 shares, Siegel — 105,000 shares, Berns — 52,500 shares. Compensation related to these awards was reported in the Summary Compensation Table for the fiscal year ended December 31, 2011, and no compensation for the 2011 awards is included in subsequent years. For additional information related to the assumptions used and valuation of restricted stock and performance units see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2014, 2013 and 2012. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)	Represents annual bonuses earned for the fiscal years ended December 31, 2014, 2013 and 2012. The bonus plan in each of those fiscal years for the top four executive officers provided for a bonus pool based on Adjusted EBITDA, subject to a minimum Adjusted EBITDA of $500 million for 2014 and $400 million for 2013 and for 2012. The bonus pool was allocated among the participants based on a pre-determined sharing percentage. At the direction of the Compensation Committee, the total amount paid out pursuant to the bonus pool to Messrs. Hendricks, Vollmer, Siegel and Berns was $7.01 million for 2014 and $6.45 million for 2013. At the direction of the Compensation Committee, the total amount paid out pursuant to the bonus pool to our former Chief Executive Officer and Messrs. Vollmer, Siegel and Berns was $7.68 million for 2012. The bonus plan in 2014 for Mr. Holcomb provided for a bonus based on Adjusted EBITDA for Patterson-UTI’s contract drilling business, subject to a minimum Adjusted EBITDA of $400 million for 2014.

(4)	Includes $2,110,125 related to an award of shares of restricted stock and $1,469,580 related to an award of performance units during 2014.

(5)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of Mr. Hendricks.

(6)	Amount includes a signing bonus of $275,000 paid to Mr. Hendricks following the commencement of his employment with Patterson-UTI and an annual bonus for the fiscal year ended December 31, 2012 of $800,000, which was paid pursuant to the terms of the offer letter provided to Mr. Hendricks prior to his employment with Patterson-UTI.

(7)	Includes $1,406,750 related to an award of shares of restricted stock and $979,720 related to an award of performance units during 2014.

(8)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of Mr. Vollmer.

(9)	Includes $2,813,500 related to an award of shares of restricted stock and $1,959,440 related to an award of performance units during 2014.

(10)	Amount set forth reflects an award of shares of restricted stock.

(11)	Includes $10,400 in 2014, $10,200 in 2013 and $10,000 in 2012 contributed to a 401(k) plan by Patterson-UTI on behalf of Mr. Holcomb, an automobile allowance of $12,000 in 2014, and $4,311 in 2013 and $4,050 in 2012 for the use of a Patterson-UTI automobile.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2014 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option: Awards Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William Andrew Hendricks, Jr	2/04/14	(1)	$750,000	$1,912,639	$5,000,000	—	—	—	—	—	—	—
	4/22/14	(2)	—	—	—	21,000	42,000	84,000	—	—	—	$1,469,580
	4/22/14		—	—	—	—	—	—	63,750	—	—	$2,110,125
	4/22/14		—	—	—	—	—	—	—	117,750	$33.10	$1,178,854
John E. Vollmer III	2/04/14	(1)	$500,000	$1,275,093	$5,000,000	—	—	—	—	—	—	—
	4/22/14	(2)	—	—	—	14,000	28,000	56,000	—	—	—	$979,720
	4/22/14		—	—	—	—	—	—	42,500	—	—	$1,406,750
	4/22/14		—	—	—	—	—	—	—	78,500	$33.10	$785,903
Mark S. Siegel	2/04/14	(1)	$1,000,000	$2,550,186	$5,000,000	—	—	—	—	—	—	—
	4/22/14	(2)	—	—	—	28,000	56,000	112,000	—	—	—	$1,959,440
	4/22/14		—	—	—	—	—	—	85,000	—	—	$2,813,500
	4/22/14		—	—	—	—	—	—	—	157,000	$33.10	$1,571,806
Kenneth N. Berns	2/04/14	(1)	$500,000	$1,275,093	$5,000,000	—	—	—	—	—	—	—
	4/22/14	(2)	—	—	—	14,000	28,000	56,000	—	—	—	$979,720
	4/22/14		—	—	—	—	—	—	42,500	—	—	$1,406,750
	4/22/14		—	—	—	—	—	—	—	78,500	$33.10	$785,903
James M. Holcomb	2/21/14	(3)	$128,000	$343,111	$5,000,000	—	—	—	—	—	—	—
	6/09/14		—	—	—	—	—	—	31,300	—	—	$1,057,314

(1)

The 2014 bonus plan for the fiscal year ended December 31, 2014 was approved on February 4, 2014 for Messrs. Hendricks, Vollmer, Siegel and Berns. The 2014 bonus plan provided for a bonus pool based on a percentage of Adjusted EBITDA for the fiscal year ended December 31, 2014, subject to a minimum Adjusted EBITDA of $500 million. The Compensation Committee set a targeted Adjusted EBITDA percentage range of 0.55% to 0.81%. The actual percentage awarded was based on the Compensation Committee’s assessment of the Company’s and executive management’s progress toward and achievement of certain strategic and other objectives. The Compensation Committee set the Adjusted EBITDA payment percentage at 0.70% based on these criteria. The bonus pool was allocated among Messrs. Hendricks, Vollmer, Siegel and Berns based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for the respective officer based on the approved allocation formula and an assumed Adjusted EBITDA of $500 million using 0.55% of Adjusted EBITDA (the bottom of the target range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the minimum Adjusted EBITDA of $500 million is not satisfied. The target amount is calculated based on Patterson-UTI’s actual Adjusted EBITDA for the fiscal year ended December 31, 2014, the Adjusted EBITDA percentage as approved by the Compensation Committee and the allocation formula applied to the bonus pool for distribution. The cash bonuses awarded from the bonus pool were awarded under the 2005 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $500 million Adjusted EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payments to each of Messrs. Hendricks, Vollmer, Siegel and Berns up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2005 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted EBITDA target set by the Compensation Committee.

(2)	On April 22, 2014, Patterson-UTI granted performance unit awards to Messrs. Hendricks, Vollmer, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from April 1, 2014 through March 31, 2017. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for our peer group determined by the Compensation Committee. There is no payout unless total shareholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile. The recipients will receive a target number of shares if the Company’s total shareholder return is positive and, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If the Company’s total shareholder return is positive, and, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined on a pro-rata basis.

(3)	The 2014 bonus plan for Mr. Holcomb for the fiscal year ended December 31, 2014 was approved on February 21, 2014. The 2014 bonus plan for Mr. Holcomb provided for a bonus based on a percentage of Adjusted EBITDA for the Company’s contract drilling business (“Adjusted Drilling EBITDA”) for the fiscal year ended December 31, 2014, subject to a minimum Adjusted Drilling EBITDA of $400 million. The Compensation Committee set a targeted Adjusted Drilling EBITDA percentage range of 0.032% to 0.048%. The actual percentage awarded was based on the Compensation Committee’s assessment of Mr. Holcomb’s individual performance and certain factors specific to the Company’s contract drilling business. The Compensation Committee set the Adjusted Drilling EBITDA payment percentage at 0.045% based on these criteria. The threshold amount presented in this table is calculated for Mr. Holcomb based on an assumed Adjusted Drilling EBITDA of $400 million using 0.032% of Adjusted Drilling EBITDA (the bottom of the target range) as set forth when the plan was approved due to the fact that the bonus plan provided for no payment if the minimum Adjusted Drilling EBITDA of $400 million is not satisfied. The target amount is calculated based on actual Adjusted Drilling EBITDA for the fiscal year ended December 31, 2014, and the Adjusted Drilling EBITDA percentage as approved by the Compensation Committee. The cash bonus awarded to Mr. Holcomb was awarded under the 2005 LTIP, which was designed to meet the requirements of Section 162(m) of the Code. Accordingly, if the $400 million Adjusted Drilling EBITDA performance goal was achieved, the Compensation Committee was authorized to approve payment to Mr. Holcomb up to $5 million, the maximum amount that could be awarded to an individual under any cash-based performance award granted under the 2005 LTIP during a 12-month period, subject to reduction based on the percentage of the Adjusted Drilling EBITDA target set by the Compensation Committee.

(4)	Shares of restricted stock were awarded pursuant to the 2014 LTIP. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on April 22, 2015, and the remainder in equal monthly installments over the 24 months following April 22, 2015. The shares awarded to Mr. Holcomb vest over a three-year period as follows: one-third on June 9, 2015, one-third on June 9, 2016 and one-third on June 9, 2017.

(5)	Options were granted pursuant to the 2014 LTIP. Options awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three year period as follows: one-third on April 22, 2015, and the remaining two-thirds in equal monthly installments over the 24 months following April 22, 2015.

(6)

The grant date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718, with assumptions that are more fully described in Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2014 for the Named Executive Officers:

Outstanding Equity Awards

at Fiscal Year-End

Name	Option Awards					Stock Awards
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
William Andrew Hendricks, Jr.	88,893	11,107	(3)	$17.27	04/01/22	135,418	(4)	$2,246,585	106,500	(5)	$1,766,835
	18,055	6,945	(6)	$15.82	09/30/22
	95,834	76,666	(7)	$22.88	04/21/23
	—	117,750	(8)	$33.10	04/21/24
John E. Vollmer III	75,000	—		$24.63	04/26/15	73,389	(9)	$1,217,524	119,000	(10)	$1,974,210
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	142,222	17,778	(3)	$16.20	04/23/22
	63,888	51,112	(7)	$22.88	04/21/23
	—	78,500	(8)	$33.10	04/21/24
Mark S. Siegel	150,000	—		$24.63	04/26/15	146,778	(11)	$2,435,047	238,000	(12)	$3,948,420
	250,000	—		$28.16	07/31/16
	300,000	—		$24.17	04/22/17
	238,000	—		$29.31	04/24/18
	350,000	—		$13.17	04/27/19
	355,000	—		$14.83	04/26/20
	138,000	—		$31.20	04/25/21
	284,444	35,556	(3)	$16.20	04/23/22
	127,777	102,223	(7)	$22.88	04/21/23
	—	157,000	(8)	$33.10	04/21/24
Kenneth N. Berns	75,000	—		$24.63	04/26/15	73,389	(9)	$1,217,524	119,000	(10)	$1,974,210
	125,000	—		$28.16	07/31/16
	150,000	—		$24.17	04/22/17
	119,000	—		$29.31	04/24/18
	175,000	—		$13.17	04/27/19
	177,500	—		$14.83	04/26/20
	69,000	—		$31.20	04/25/21
	142,222	17,778	(3)	$16.20	04/23/22
	63,888	51,112	(7)	$22.88	04/21/23
	—	78,500	(8)	$33.10	04/21/24
James M. Holcomb	—	—		—	—	66,134	(13)	$1,097,163	—		—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 31, 2014 of $16.59 per share.

(2)

As of December 31, 2014, performance unit awards had been granted to Messrs. Hendricks, Vollmer, Siegel and Berns. The 2012 performance unit awards were granted on April 24, 2012 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2012 through March 31, 2015. The 2013 performance unit awards were granted on April 22, 2013 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2013 through March 31, 2016. The 2014 performance unit awards were granted on April 22, 2014 and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies for the performance period from April 1, 2014 through March 31, 2017. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. There is no payout unless total shareholder return is positive for the performance period and, when compared to our peer group, is at or above the 25th percentile.

(3)	These options vest in equal monthly installments from January 24, 2015 through April 24, 2015.

(4)	These shares of restricted stock vest as follows: 33,334 on April 24, 2015; 38,334 shares in equal monthly installments from January 22, 2015 through April 22, 2016; 21,250 shares on April 22, 2015 and 42,500 shares in equal monthly installments from May 22, 2015 through April 22, 2017.

(5)	Amount includes 64,500 shares related to the 2013 performance unit award and 42,000 shares related to the 2014 performance unit award.

(6)	These options vest in equal monthly installments from January 1, 2015 through October 1, 2015.

(7)	These options vest in equal monthly installments from January 22, 2015 through April 22, 2016.

(8)	These options vest as follows: one-third on April 22, 2015 and the remainder in equal monthly installments over the 24 months following April 22, 2015.

(9)	These shares of restricted stock vest as follows: 5,333 shares in equal monthly installments from January 24, 2015 through April 24, 2015; 25,556 shares in equal monthly installments from January 22, 2015 through April 22, 2016; 14,167 shares on April 22, 2015 and 28,333 shares in equal monthly installments from May 22, 2015 through April 22, 2017.

(10)	Amount includes 48,000 shares related to the 2012 performance unit award, 43,000 shares related to the 2013 performance unit award and 28,000 shares related to the 2014 performance unit award.

(11)	These shares of restricted stock vest as follows: 10,666 shares in equal monthly installments from January 24, 2015 through April 24, 2015; 51,112 shares in equal monthly installments from January 22, 2015 through April 22, 2016; 28,333 shares on April 22, 2015 and 56,667 shares in equal monthly installments from May 22, 2015 through April 22, 2017.

(12)	Amount includes 96,000 shares related to the 2012 performance unit award, 86,000 shares related to the 2013 performance unit award and 56,000 shares related to the 2014 performance unit award.

(13)	These shares of restricted stock vest as follows: 33,267 shares on June 9, 2015; 22,433 shares on June 9, 2016 and 10,434 shares on June 9, 2017.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2014 for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	81,249	$2,606,897
John E. Vollmer III	60,000	$784,800	105,722	$3,386,405
Mark S. Siegel	120,000	$1,569,600	211,444	$6,772,826
Kenneth N. Berns	60,000	$784,800	105,722	$3,386,405
James M. Holcomb	44,445	$947,052	32,833	$1,109,099

(1)	Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the day the respective shares vested.

Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2014. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2014 with respect to the directors of Patterson-UTI who are not executive officers:

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Charles O. Buckner	$60,000	$75,960	$79,932	$—	$215,892
Michael W. Conlon	$45,000	$75,960	$79,932	$—	$200,892
Curtis W. Huff	$75,000	$75,960	$79,932	$—	$230,892
Terry H. Hunt	$60,000	$75,960	$79,932	$—	$215,892
Cloyce A. Talbott	$35,000	$75,960	$79,932	$—	$190,892
Tiffany J. Thom	$22,567	$101,520	$101,209	$—	$225,296

(1)	Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2014. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Messrs. Buckner, Conlon, Huff, Hunt and Talbott each received an award of 3,000 shares of restricted stock on January 1, 2014 with a market value of $25.32 per share which fully vested on January 1, 2015. Ms. Thom received an award of 3,000 shares of restricted stock on August 8, 2014 with a market value of $33.84 per share which fully vests on August 8, 2015. As of December 31, 2014, Messrs. Buckner, Conlon, Huff, Hunt and Talbott and Ms. Thom each held 3,000 unvested shares of restricted stock.

(2)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the directors in the fiscal year ended December 31, 2014. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Messrs. Buckner, Conlon, Huff, Hunt and Talbott each received options to purchase 10,000 shares of stock on January 1, 2014 with a fair value of $7.99 per share, which fully vested on January 1, 2015. Ms. Thom received an award of options to purchase 10,000 shares of stock on August 8, 2014 with a fair value of $10.12 per share, which fully vest on August 8, 2015. As of December 31, 2014, Messrs. Huff and Hunt each held options to purchase a total of 90,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2014, Mr. Buckner held options to purchase a total of 70,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2014, Mr. Conlon held options to purchase a total of 30,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2014, Mr. Talbott held options to purchase a total of 320,000 shares of Common Stock, of which options to purchase 10,000 shares were unvested. As of December 31, 2014, Ms. Thom held 10,000 shares of Common Stock all of which were unvested.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the chairman of each such committee receiving $15,000. The Lead Director receives additional annual cash compensation of $20,000.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control

Patterson-UTI has entered into change in control agreements with Messrs. Siegel, Hendricks, Berns and Vollmer (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”; and each individual, an “Employee” and collectively, the “Employees”). The CIC Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the CIC Agreements would entitle the Employee to, among other things:

•	a bonus payment equal to the highest annual bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) the sum of (i) the highest annual salary in effect for such Employee during the term of the CIC Agreement and (ii) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date, and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Hendricks) or two years (in the case of Messrs. Berns and Vollmer).

The CIC Agreements with Messrs. Vollmer, Siegel and Berns contain a tax gross-up for the excise tax imposed on parachute payments, which were customary when these agreements were entered into more than ten years ago. While the Compensation Committee believes the tax gross-up provision is a valuable tool for execu-

tive retention, the Compensation Committee recognizes that tax gross-up provisions may no longer be viewed as customary. Going forward, the Compensation Committee does not plan to provide tax gross-ups in connection with compensation arrangements, and the CIC Agreement entered into in April 2012 with Mr. Hendricks does not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

The CIC Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	January 29, 2016 although, unless otherwise terminated, the CIC Agreements automatically renew for successive 12-month periods until Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI has not provided any such notification to the Employees.

All unvested stock options and restricted stock awards held by Messrs. Siegel, Hendricks, Berns and Vollmer vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Hendricks, Vollmer, Siegel and Berns would receive the target number of shares issuable thereunder. All restricted stock and performance unit awards held by Messrs. Siegel, Hendricks, Berns and Vollmer contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the award.

Amounts that each of the Named Executive Officers would be entitled to under the CIC Agreements (or in the case of Mr. Holcomb, his employment agreement) and other award agreements if a change in control had occurred as of December 31, 2014 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreements or in the case of Mr. Holcomb, his employment agreement, and other award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Continued Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$1,758,943	$4,698,679	$5,348	$2,246,585	$1,766,835	$27,292	$10,503,682
John E. Vollmer III	$1,397,022	$3,311,793	$6,933	$1,217,524	$1,974,210	$18,195	$7,925,677
Mark S. Siegel	$2,794,044	$7,404,484	$13,867	$2,435,047	$3,948,420	$—	$16,595,862
Kenneth N. Berns	$1,397,022	$3,141,793	$6,933	$1,217,524	$1,974,210	$—	$7,737,482
James M. Holcomb(6)	$—	$325,000	$—	$—	$—	$9,097	$334,097

(1)	The assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2014.

(2)

The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Hendricks) or 2.0 times (in the case of Messrs. Berns and Vollmer) of the sum of the 2014 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2013, 2012 and 2011. Bonus amounts earned in 2014 were not considered in this calculation as they were not determined until after December 31, 2014. In the case of Mr. Holcomb, the payment represents twelve months of his base salary as determined in accordance with his employment agreement.

(3)	Each of the option and stock award agreements for Messrs. Hendricks, Vollmer, Siegel and Berns provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2014.

(4)	Share settled performance units awarded to Messrs. Vollmer, Siegel and Berns in 2012, 2013 and 2014 and to Mr. Hendricks in 2013 and 2014, include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2014 valued at the December 31, 2014 closing price of Patterson-UTI common stock of $16.59 per share.

(5)	Messrs. Hendricks, Vollmer and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2014. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks, two years in the case of Mr. Vollmer and one year in the case of Mr. Holcomb based on the rates in effect at December 31, 2014.

(6)	Patterson-UTI has entered into an employment agreement with Mr. Holcomb that provides certain benefits if his employment is terminated by Patterson-UTI other than for cause or by him for good reason.

Severance Agreements

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Employment Agreement with Mr. Holcomb

In January 2012, Patterson-UTI entered into an employment agreement with Mr. Holcomb in connection with his promotion to President of Patterson-UTI Drilling Company LLC. Pursuant to his employment agreement, Patterson-UTI agreed to employ Mr. Holcomb for an initial term of three years beginning January 1, 2012 at an annualized salary of $325,000 per year, subject to any increases that may be granted in the future. The employment agreement provides that the agreement shall continue on a year to year basis unless either party notifies the other party at least 90 days before the expiration of the then-current initial term or renewal term. Mr. Holcomb agreed to restrictions regarding Patterson-UTI’s confidential information and to not compete with Patterson-UTI or solicit its employees or customers for two years following the date of termination of his employment. If during the term of the employment agreement, Mr. Holcomb’s employment is terminated due to his death or disability, by Patterson-UTI without cause or by Mr. Holcomb for good reason (as such terms are defined in the employment agreement), he will continue to receive his base salary for 12 months following the date of termination. During the 12 month period following his termination, Mr. Holcomb and his eligible dependents as of the date of termination shall continue to be covered by all medical, vision and dental plans (but not including life or disability insurance) at the same active employee premium cost as a similarly situated active employee; provided that such benefits shall cease if he becomes entitled to any group health benefits from a new employer. Receipt of such benefits is conditioned on Mr. Holcomb’s execution of a general release of claims against Patterson-UTI.

Death or Disability

All restricted stock and performance unit awards held by Messrs. Hendricks, Vollmer, Siegel and Berns provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination at December 31, 2014 would have resulted in the accelerated vesting of 38,561 shares of restricted stock with a fair value of $639,727. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2014 would have resulted in the accelerated vesting of 10,623 shares of restricted stock with a fair value of $176,236. With respect to Mr. Siegel, such a termination at December 31, 2014 would have resulted in the accelerated vesting of 21,248 shares of restricted stock with a fair value of $352,504. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Vollmer, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 605,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI generally agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer, not to make any claim against Mr. Vollmer for certain compensation received or profits realized, or relating to securities acquired, prior to September 30, 2005. Patterson-UTI also generally agreed to indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) in contravention of the immediately preceding sentence. Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future.

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 10, 2015, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
Wellington Management Group LLP.	15,995,753	(1)	10.9%
BlackRock, Inc.	10,621,267	(2)	7.3%
The Vanguard Group	8,731,259	(3)	6.0%
Artisan Partners Holdings LP	8,526,668	(4)	5.8%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	495,728	(6)	*
John E. Vollmer III	1,887,782	(7)	1.3%
Mark S. Siegel	3,746,199	(5)	2.5%
Kenneth N. Berns	1,565,949	(8)	1.1%
James M. Holcomb.	205,670	(9)	*
Charles O. Buckner	97,000	(10)	*
Michael W. Conlon	48,000	(11)	*
Curtis W. Huff	150,880	(12)	*
Terry H. Hunt	128,000	(13)	*
Cloyce A. Talbott.	613,476	(14)	*
Tiffany J. Thom.	6,000	(15)	*
All directors and executive officers as a group (12 persons)	9,094,721	(16)	6.0%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington Management”) with the SEC on January 12, 2015. According to the report, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 15,995,753 shares that are held of record by clients of Wellington Management. Wellington Management has shared power to vote or to direct the vote of 10,327,871 shares and shared power to dispose or to direct the disposition of 15,995,753 shares. The address of the principal business office of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

(2)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2015. According to the report, BlackRock, Inc. has sole voting power with respect to 10,001,624 shares and sole dispositive power with respect to 10,621,267 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(3)	Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2015. According to the report, The Vanguard Group has sole voting power with respect to 96,783 shares, sole dispositive power with respect to 8,645,676 shares and shared dispositive power with respect to 85,583 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Based solely on a Schedule 13G/A filed with the SEC on January 30, 2015 (the “Artisan Schedule 13G”). According to the report, Artisan Partners Limited Partnership (“APLP”) reports beneficial ownership of the shares, with shared dispositive power over 8,526,668 shares and shared power to vote 8,292,959 shares. APLP filed the Artisan Schedule 13G jointly with Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”), and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, 5,905,750 shares held by APLP on behalf of Artisan Funds. The address of the principal business office of APLP, Artisan Investments, Artisan Holdings, APAM and Artisan Funds is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(5)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 605,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within 60 days, to purchase 2,317,416 shares. Does not include 170,584 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 129,194 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trusts for which he is the trustee.

(6)	Includes shares underlying stock options held by Mr. Hendricks, which are presently exercisable or become exercisable within 60 days, to purchase 284,534 shares. Does not include 130,716 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 128,230 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(7)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within 60 days, to purchase 1,158,708 shares. Does not include 85,292 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 64,597 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trusts for which he is a trustee.

(8)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within 60 days, to purchase 1,158,708 shares. Does not include 85,292 shares underlying stock options that are not presently exercisable and will not become exercisable within 60 days. Includes 64,597 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trusts for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(9)	Includes 66,134 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power.

(10)

Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 70,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(11)	Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 30,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Conlon that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Conlon, over which he presently has voting power.

(12)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 90,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(13)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 90,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(14)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable to purchase 320,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Talbott that are not presently exercisable and will not become exercisable within 60 days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(15)	Does not include 20,000 shares underlying stock options held by Ms. Thom that are not presently exercisable and will not become exercisable within 60 days. Includes 6,000 shares of unvested restricted Common Stock held by Ms. Thom, over which she presently has voting power.

(16)	Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 5,519,366 shares of Common Stock. Does not include shares underlying stock options to purchase 541,884 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 473,752 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 450 Gears Road, Suite 500, Houston, Texas 77067.

Equity Compensation Plan Information

Equity compensation plan information as of December 31, 2014 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	6,086,250	$22.32	6,478,876
Equity compensation plans not approved by security holders	—	$—	—

Total	6,086,250	$22.32	6,478,876

(1)

The 2014 LTIP provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the 2014 LTIP), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the 2014 LTIP, this Plan category also includes the 2005 LTIP and the Patterson-UTI Energy, Inc. Amended and Restated 1997 Long-Term Incentive Plan, as amended (the “1997 LTIP”). In connection with the approval of the 2014 LTIP, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the 2014 LTIP. Options granted under the 2005 LTIP typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant. Options granted under the 1997 LTIP typically vested over three or five years as dictated by the Compensation Committee. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 380, The Auditor’s Communication with those Charged with Governance, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Curtis W. Huff

Terry H. Hunt

Tiffany J. Thom

PricewaterhouseCoopers Fees for Fiscal Years 2014 and 2013

In 2014 and 2013, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2014	Fees Incurred in Fiscal Year 2013
Audit fees	$1,556,000	$1,284,400
Audit-related fees	—	—
Tax fees	40,000	40,000
All other fees	1,919	1,919

Total	$1,597,919	$1,326,319

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2014 and 2013 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2014 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2014, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2016 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2016 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than December 19, 2015, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors – Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2015 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2016 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 5, 2016 and not later than March 6, 2016; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 4, 2016, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “financial reports” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 450 Gears Road, Suite 500, Houston, Texas 77067. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI ENERGY, INC. 450 GEARS ROAD, SUITE 500 HOUSTON, TX 77067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Mark S. Siegel	02 Kenneth N. Berns		03 Charles O. Buckner		04 Michael W. Conlon	05 Curtis W. Huff
06	Terry H. Hunt	07 Tiffany J. Thom
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Approval of an advisory resolution on Patterson-UTI’s compensation of its named executive officers.						☐	☐	☐
3.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2015.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PATTERSON-UTI ENERGY, INC.

Annual Meeting of Stockholders

June 4, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and John E. Vollmer III, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 4, 2015, at 10:00 a.m., local time, at the Hyatt North Houston Hotel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present.

The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the advisory resolution on executive compensation, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies.

Continued and to be marked, dated and signed on reverse side

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